EXHIBIT 8



                    STATE REGULATORY COMMISSION DECISIONS OR ANALYSES



During the period from July 1, 1999 through September 30, 1999 there were no state regulatory commission decisions or analyses issued which addressed the effect of the factoring of CSW system accounts receivable rates.